Exhibit 99.1

Friday, August 20, 2021, For Immediate Release

Press Release

Heartland Express, Inc. Declares Regular Quarterly Dividend, Special Dividend, and Announces Additional Share Repurchase Authorization

NORTH LIBERTY, IOWA - August 20, 2021 - The Board of Directors of Heartland Express, Inc. (Nasdaq: HTLD) (the “Company”) announced today the declaration of a regular quarterly cash dividend. The $0.02 per share dividend will be paid on October 1, 2021 to stockholders of record at the close of business on September 1, 2021. A total of approximately $1.6 million will be paid on the Company's 79.0 million shares of common stock. This is the Company's seventy-third consecutive quarterly cash dividend.

The Board of Directors also announced a special dividend of $0.50 per share. The $0.50 per share special dividend will also be paid on October 1, 2021 to stockholders of record at the close of business on September 1, 2021. No portion of the $0.50 special dividend is considered to be a return of capital. A total of approximately $39.5 million will be paid on the Company's 79.0 million shares of common stock as a result of the special dividend.

Stockholders will receive one check representing dividends paid under both the quarterly and special dividend. With the payment of these dividends, the Company will have paid a total of $534.9 million in cash dividends, including four special dividends, since the dividend program was implemented in the third quarter of 2003.

The Board of Directors also announced today the authorization for the repurchase of up to 3,000,000 shares of its outstanding common stock in addition to the approximate 3,745,000 shares remaining under a prior authorization. The shares may be repurchased on the open market or in privately negotiated transactions. The specific timing and amount of our future repurchases will be determined by market conditions, cash flow requirements, securities law limitations, and other factors. Repurchases may continue from time to time, as conditions permit, until the number of shares authorized to be repurchased have been acquired, or until the authorization to repurchase is terminated, whichever occurs first. The share repurchase authorization is discretionary and has no expiration date. The repurchase program may be suspended, modified, or discontinued at any time.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to future repurchases under the repurchase authorization, if any, are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2020. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact:
Heartland Express, Inc.

Mike Gerdin, Chief Executive Officer
Chris Strain, Chief Financial Officer
319-626-3600